Exhibit 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of August 09, 2017, between Identity Theft Guard Solutions, Inc. (the “Company”), and Thomas Kelly (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on August 10, 2017 (the “Start Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Position and Duties.  The Executive shall serve as the Chief Executive Officer of the Company, and shall have responsibilities and duties consistent with such position and such other responsibilities and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”).  The Executive shall devote his full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, (i) the Executive currently serves on the Board of Directors of Fabrinet (NYSE: FN) and may, with the prior consent of the Board, undertake additional for profit Board positions, and (ii) the Executive may engage in religious, charitable or other community activities; provided that such activities described in clauses (i) and (ii) do not and will not, individually or in the aggregate, interfere in any material respect with the performance of the Executive’s duties to the Company.

2.          Compensation and Related Matters.

(a)          Base Salary.  The Executive’s initial annual base salary rate shall be $325,000.00.  The Executive’s base salary rate shall be considered annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).  The annual base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)          Incentive Compensation.  The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time.  The Executive’s target annual incentive compensation shall be $100,000.00.  Notwithstanding the foregoing, whether incentive compensation is awarded and the amount of any incentive compensation is in the sole discretion of the Board or the Compensation Committee.  To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c)          Stock Options.  Subject to approval by the Board of Directors of the Company’s parent company, ID Experts Holdings, Inc. (“Holdings”), and pursuant to the Holdings 2017 Stock Option and Grant Plan and its form of stock option agreement to be entered into between Executive and Holdings (the “Option Agreement”), Executive will be granted (i) options to purchase 2,276,000 shares of Common Stock of Holdings (the “Time Vesting Options”) and (ii) options to purchase 911,000 shares of Common Stock of Holdings (the “Performance Vesting Options”).  The Option Agreement shall provide that (i) the Time Vesting Options shall vest as to 25% of the underlying shares on the twelve (12)-month anniversary of the Effective Date with the balance vesting thereafter in thirty-six (36) equal monthly increments, subject to Executive’s continued service relationship, and (ii) the Performance Vesting options shall vest as provided on Exhibit A hereto; provided that upon a sale of Holdings (as defined in the Option Agreement), 100% of any then unvested option shares shall become immediately vested and exercisable.

(d)          Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.  In addition, (i) the Company shall reimburse the Executive for the Executive’s weekly airfare to and from the San Francisco, California area, on coach and at lowest available airfare (not to exceed, without prior Board’s approval, $600 round trip, per week); and (ii) during the two years following the Start Date, the Company shall reimburse the Executive up to $30,000 annually for documented rent and utility payments for housing in the Portland, Oregon area, in each case ((i) and (ii)) subject to the Executive’s submission of monthly expense reports for such expenses and the Company’s approval of such reports, which approval shall not unreasonably be withheld.

(e)          Other Benefits.  The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.   Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.  Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

3.          Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions (or is expected, based on a reasonable degree of medical certainty, to be unable to perform such functions) with or without reasonable accommodation.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Sec.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Sec.12101 et seq.

(c)          Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that reasonably could result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (iv) continued non-performance by the Executive of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability); (v) a breach by the Executive of any confidentiality or restrictive covenant obligations to the Company; or (vi) a material violation by the Executive of any of the Company’s written employment policies.  If the Company has terminated the Executive without Cause or the Executive has resigned and after the Date of Termination, matters constituting Cause become known to the Company, or if the Executive resigns after the Company learns of matters constituting Cause but before the Company is able to effectuate a termination for Cause, the Company may in any such case, by written notice to the Executive, treat such termination as being for Cause.  Any determination of Cause shall be made by the Board in its sole discretion, and such determination shall be conclusive.  For the avoidance of doubt, “performance” of responsibilities, as such concept is used in subclause (iv) above, refers to the performance of the responsibilities and duties customarily performed by a chief executive officer of a similarly situated company, together with any duties that are expressly assigned to the Executive by the Board of Directors, but in no event shall performance refer to the financial performance of the Company for this purpose, and the Company’s failure to meet a budget shall not, in and of itself, constitute non-performance by the Executive.

(d)          Termination Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.

(e)          Termination by the Executive.  The Executive may terminate employment hereunder at any time for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;; or (iii) a material change of at least 40 miles in the geographic location at which the Executive provides services to the Company (each a “Good Reason Condition”).  Good Reason Process shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.  The Executive’s material failure to comply with the Good Reason Process, as determined by the Board in its good-faith discretion (which determination shall be conclusive) with written notice to the Executive, shall convert the Executive’s resignation into a resignation without Good Reason, effective on the date specified in the notice.

(f)          Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, unless the Company waives this requirement in writing and in its sole discretion.  If the Executive provides the Executive’s Notice of Termination to the Company in accordance with Section 14, such Notice is effective immediately, no manifestation of acceptance or assent by the Company is required, and the Executive may not rescind the Notice without the written consent of the Company.

(g)          Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated by the Company for any reason, including for Cause, without Cause or on account of Disability, the date of the Notice of Termination; or (iii) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.   Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(h)          Automatic Resignation of Other Positions.  The termination of Executive’s employment with the Company for any reason shall automatically be deemed a resignation by the Executive of any other position held by the Executive with the Company or any affiliate of the Company,  whether as an officer, director, fiduciary or otherwise.

4.          Compensation Upon Termination.

(a)          Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid base salary, incentive compensation determined by the Board or the Compensation Committee in its discretion to be earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan (together, the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b)          Termination by the Company Without Cause or by the Executive for Good Reason.  If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or by the Executive for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit.  In addition:

(i)          subject to the Executive signing a separation agreement to be proposed by the Company that includes a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company and such other terms concerning post-employment obligations as may be determined by the Company (the “Release”) within the 30-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive an amount equal to (A) six (6) months of Executive’s annual Base Salary or (B) following the acquisition of the Company in a transaction where it becomes a wholly-owned subsidiary or division of the acquiring company, twelve (12) months of the Executive’s annual Base Salary (the “Severance Amount”).  The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months or twelve (12) months, as applicable, beginning on the first payroll date that occurs 30 days after the Date of Termination (the “Severance Period”).  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment; and

(ii)          subject to the Executive’s election of and eligibility for COBRA rights and copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA; provided that the Company’s payment obligation shall cease upon the earliest of the end of the Severance Period, the Executive’s eligibility for group health insurance from another employer, or the expiration of the Executive’s rights under COBRA.  As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries related to COBRA eligibility.

(c)          The amounts payable to Executive on or following the Date of Termination pursuant to this Section 4 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims for additional compensation that Executive may have in respect of Executive’s employment with the Company or any of its affiliates.  Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement. The Company reserves the right, in its sole discretion, to withhold part or all of the Severance Amount to offset any amounts owed by Executive to the Company or any of its affiliates; provided, that any such offset shall not be deemed to waive or limit any other rights the Company and its affiliates shall have against Executive with respect to such amounts owed or otherwise.  In the event that Executive breaches any of Executive’s material obligations under Section 6 during the Severance Period, (A) Executive shall forfeit all rights to the Severance Amount and the Company shall not be required to make any further payments of the Severance Amount, and (B) Executive shall immediately repay to the Company any portion Severance Amount previously paid to Executive.  To avoid doubt, the Executive shall not be entitled to any severance in connection with a termination due to the Executive’s Disability or death, by the Company for Cause, or by the Executive for any reason.

5.          Section 409A.1

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)          The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

1 Shareholder consent is relevant to 280G (parachute payment), but not 409A.  In the case of 480G, you cannot have a pre agreement by the shareholders to vote in favor of a parachute payment reinstatement.  Please let us know if you would like to discuss.

6.          Confidential Information, Noncompetition and Cooperation.

(a)          Confidential Information.  For purposes of this Section 6, all references to the “Company” refer to the Company and all subsidiaries, parents and other affiliates of the Company.  As used in this Agreement, “Confidential Information” means information belonging to the Company that is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation: financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; patent and trademark applications, designs, processes and formulae; methods of operation, customer and supply lists, details of client and consultant contracts, marketing methods and plans, personnel, products, product development, prices, fees, and costs; software; market or sales information or plans; customer lists; and business plans, prospects, business acquisition plans and other opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Company.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b).

(b)          Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and shall not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c)          Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company.  The Executive shall return to the Company all such materials and property as and when requested by the Company.  In any event, the Executive shall return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive shall not retain with the Executive any such material or property or any copies thereof after such termination.

(d)          Noncompetition and Nonsolicitation.

(i)          The Executive acknowledges and agrees that (A) the Executive was presented with this Agreement, including this Section 6, at least two weeks prior to the Executive’s first day of employment with the Company; (B) the Executive will have access to Company Confidential Information, trade secrets and customer goodwill during Executive’s employment with the Company; and (C) Executive would not be eligible for the equity rights, bonus compensation and other compensation and benefits hereunder absent the Executive’s agreement to this Section 6.  During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business.  For purposes hereof, the term “Competing Business” shall mean a business conducted anywhere in the United States that is competitive with any business that the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive.  Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business.  The Executive acknowledges and agrees that the Company does business throughout the United States and that the Executive will have responsibilities and duties relative to the Company’s business activities throughout the United States.

(ii)          During the Restricted Period, the Executive (A) shall refrain from directly or indirectly employing, attempting to employ, recruiting, or otherwise soliciting, inducing or influencing any person who currently is (or was in the last six (6) months) an employee of the Company, to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company), and (B) shall refrain from, directly or indirectly, soliciting, accepting business from or encouraging any customer, client or supplier of the Company to terminate or otherwise modify adversely its business relationship with the Company.

(iii)          The Restricted Period shall be extended for such number of days the Executive is in breach of this Section 6(d).  The Executive understands that the restrictions set forth in this Section 6(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)          Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)          Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully that the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6(f).

(g)          Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(h)          Notification of Future Employers.  Between the Date of Termination and the end of the Restricted Period, the Executive shall notify any subsequent employer, or person or entity that engages the Executive as an independent contractor, of the existence and terms of this Agreement.  The Executive expressly consents to the Company providing notice of this Agreement at any time to any subsequent employer of the Executive, or person or entity that engages the Executive as an independent contractor.

(i)          Protected Disclosures.  The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.  The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

(j)          Defend Trade Secrets Act of 2016.  The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(k)          Independence of Obligations.  The Executive’s obligations under this Section 6 shall be independent of any obligation, contractual or otherwise, the Company or its affiliates or agents have to Executive, and any breach of such obligations by the Company or its affiliates or agents shall not constitute a defense to enforcement of this Section 6 or result in a limitation of the Company’s remedies hereunder.

7.          Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Portland, Oregon in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 7 shall be specifically enforceable. Notwithstanding the foregoing, this Section 7 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including to enforce Section 6; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7.

8.          Consent to Jurisdiction; Jury Waiver.  To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the parties hereby agree that the state and federal courts of Oregon shall be the exclusive jurisdiction and exclusive venue for any such court action.  Accordingly, with respect to any such court action, the Executive submits to the personal jurisdiction of such courts.  THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUCH COURT ACTION.

9.          Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10.          Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.          Reasonable Modification.  The Executive and the Company agree and intend that, if any provision of this Agreement, including without limitation Section 6, is found by a court of competent jurisdiction to be unenforceable as written in any respect, such provision shall be deemed to be modified (and shall in fact be so modified) and enforced to its maximum permissible extent, including without limitation with respect to, in Section 6, the scope of the Competing Business, the geographic scope, the duration of the Restricted Period, and the customers and employees whose solicitation is prohibited.  Neither a finding that any provision is unenforceable as written nor any modification of such provision shall affect any other provision of this Agreement, including Section 6, and such other provisions shall remain in full effect.

12.          Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13.          Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.          Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by (i) a nationally recognized overnight courier service (ii) by registered or certified mail, postage prepaid, return receipt requested, in each case to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board, or (iii) by email to the Executive at the Executive’s Company email address, and to the Company at the Company email address of the Company’s Chairman of the Board.

15.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.          Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (which shall not include the Executive).

17.          Governing Law.  This is an Oregon contract and shall be construed under and be governed in all respects by the laws of the State of Oregon, without giving effect to the conflict of laws principles of such State.

18.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.          Assignment and Transfer by the Company; Successors.  The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries and other affiliates.  The Executive expressly consents to such assignment and/or transfer.  This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

20.          Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

COMPANY:

IDENTITY THEFT GUARD SOLUTIONS, INC

/s/ Ted Lundberg
Ted Lundberg
Chairman of the Board

EXECUTIVE:

/s/ Thomas Kelly
Thomas Kelly

EXHIBIT A

Return on Investment	Incremental Vesting %	Aggregate Vesting %
1x	0.5%	0.5%
2x	0.5%	1.0%
2.5x	0.5%	1.5%
3x	0.5%	2.0%

Return on investment to be based on the cash on cash return received by Peloton’s investment fund over the life of its investment, as further defined in the Option Agreement.